Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 30, 2009 (the “Effective Date”), is entered into by and among SemManagement, L.L.C., a Delaware limited liability company (“SemManagement”), SemGroup Corporation, a Delaware corporation (“SemGroup”), and Norman J. Szydlowski, an individual who resides in Milton, Georgia (“Executive”). SemManagement is wholly owned by SemGroup. SemGroup and its direct and indirect subsidiaries (including SemManagement) and its Affiliates (as defined in Section 2(d) below) are sometimes collectively referred to herein as the “Company.”

W I T N E S S E T H:

WHEREAS, SemManagement desires to employ Executive, and Executive desires to be employed by SemManagement, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SemManagement and Executive hereby agree as follows:

1. Employment. SemManagement agrees to employ Executive, and Executive agrees to enter the employment of SemManagement, upon the terms and subject to conditions herein provided.

2. Position and Duties.

(a) Position. During the Employment Term (as defined in Section 4 below), Executive shall serve as President and Chief Executive Officer of SemGroup and shall serve the Company in such capacities as the Board of Directors of SemGroup (the “Board”) may designate from time to time. In such capacities, Executive shall have such duties, functions, responsibilities and authority customarily associated with the position of a President and Chief Executive Officer of a company comparable to SemGroup; subject, however, to applicable restrictions imposed by the Board.

(b) Duties. During the Employment Term, Executive shall devote substantially all of his professional time, skill and attention and his best efforts to the business and affairs of the Company and in furtherance of the business and affairs of the Company, except for (i) usual, ordinary and customary periods of vacation as provided in Section 6(f) below and absence due to illness or other disability and (ii) such leadership and/or board positions with such community, civic or trade organizations as the Board shall reasonably approve.

(c) Board Membership. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (if elected thereto) (and all other positions held at the Company and any other entity as contemplated by Section 2(d) below) voluntarily, without any further required action by Executive effective as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

(d) Other Entities. As reasonably required in connection with conducting the business and affairs of the Company, Executive agrees to serve, without additional compensation, as an officer and member of the governing body of each of the subsidiaries, partnerships, joint ventures, limited liability companies and other Affiliates of SemGroup. As used in this Agreement, the term “Affiliate” includes any entity controlled by, controlling, or under common control of SemGroup.

3. At-Will Employment. Executive and SemManagement agree that Executive’s employment with SemManagement constitutes at-will employment. Executive and SemManagement acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in Section 8(b) below, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

4. Term. For purposes of this Agreement, the phrase “Employment Term” shall mean the period from the Effective Date until the effective date of the termination of Executive’s employment pursuant to Section 8.

5. Place of Employment.

(a) Primary and Other Offices. Executive shall work primarily from SemGroup’s Tulsa office, but agrees to spend time as reasonably necessary in the Company’s other offices.

(b) Relocation Expenses. As a condition of Executive’s employment, SemManagement expects Executive to take up residence in the Tulsa metropolitan area no later than March 31, 2010. Subject to Section 20 below, Executive’s reasonable out-of-pocket expenses of relocation to the Tulsa metropolitan area (including the cost of reasonable temporary housing in the Tulsa metropolitan area for a period of up to three months, packing and unpacking expenses, moving expenses and reasonable storage expenses) will be reimbursed by SemManagement; provided, however, such reimbursement shall be subject to receipt by SemManagement of adequate substantiation of the amount and nature of the expense, by receipts or similar documentation of such expenses.

(c) Traveling Expenses until Relocation. Until Executive’s relocation as described in Section 5(b) above and subject to Section 20 below, Executive will be reimbursed for reasonable expenses incurred in connection with traveling from Executive’s current residence to SemGroup’s Tulsa office and the Company’s other offices during the performance of his duties and services hereunder upon presentation by Executive of an itemized account, accompanied by appropriate receipts sufficient to meet the requirements for documentation of expenses required by the Code (as defined in Section 10) and satisfactory to SemManagement, in substantiation of such expenses. This provision shall not be construed as a limitation on any other expenses reimbursable to Executive either before or following relocation in accordance with the Company’s standard policies and procedures.

(d) Sale of Current Residence. From and after the Effective Date, Executive shall attempt in good faith to sell his primary residence located at the address set forth in Section 14(a) below (the “Residence”), including listing the Residence for sale with a real estate broker selected by Executive (but any such listing agreement shall exclude any sale of the Residence by Executive to SemManagement as provided in this Section 5(d) below). If (i) by May 31, 2010, Executive has not entered into a contract for the sale of the Residence, or (ii) Executive enters into a contract for the sale of the Residence by May 31, 2010, but such contract is thereafter terminated for reasons other than a default by Executive thereunder, then, at the option of Executive exercisable by written notice to SemManagement, SemManagement shall purchase the Residence from Executive for a purchase price equal to the then fair market value of the Residence. If Executive has the right to and does exercise Executive’s option to require SemManagement to purchase the Residence from Executive, Executive and SemManagement shall each select a qualified independent real estate appraiser who together shall select a third qualified independent real estate appraiser to determine the fair market value of the Residence. Each such appraiser shall promptly appraise the Residence and shall give written notice of the fair market value of the Residence to Executive and SemManagement. The purchase price of the Residence by SemManagement shall equal the fair market value appraisal that falls between the highest and the lowest of the three appraisals and shall be binding upon the parties for purposes of this Section 5(d); provided, that if two of such appraisals shall be equal to each other, the purchase price shall equal the amount of such two appraisals. Within 30 days after the receipt of the appraisals, Executive shall convey to SemManagement or SemManagement’s nominee, by limited warranty deed in the statutory form, marketable title to the fee simple interest in the Residence, with release of dower if applicable, free and clear of all liens and encumbrances other than real estate taxes and assessments not due and payable and easements, covenants, conditions and restrictions of record that do not materially adversely affect the residential use of the Residence, and SemManagement shall pay to Executive, as the purchase price for the Residence, the fair market value of the Residence, subject to customary prorations and adjustments. SemManagement shall pay all appraisal fees.

6. Compensation and Related Matters.

(a) Base Salary. Executive shall be paid a base salary at the rate of $790,000 per annum, subject to required payroll deductions, payable in accordance with the payroll practices adopted by SemManagement (as adjusted in accordance with this Section 6(a), the “Base Salary”).

(b) Bonus. For each calendar year during the Employment Term beginning in 2010, Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board or the Compensation Committee. Executive’s target annual incentive will be determined in a manner consistent with that established under the short-term incentive plan for employees of the Company to be adopted by the Board. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Board or the Compensation Committee are achieved or exceeded and will be adjusted for under- or over-performance. Any bonus earned for 2010 or subsequent calendar year shall be paid on March 15 of the following calendar year.

(c) Restricted Stock. Effective not later than December 31, 2009, as an incentive for his retention as President and Chief Executive Officer of SemGroup, Executive shall be granted a one-time award of 94,800 shares of Restricted Stock (as defined in SemGroup Corporation’s Equity Incentive Plan (the “Plan”)) (the “Executive Restricted Stock”). The Executive Restricted Stock will be granted under and subject to the terms, definitions and provisions of the Plan and any Award Agreement (as defined in the Plan) pursuant to which such Executive Restricted Stock is granted. Such Executive Restricted Stock shall vest in three equal annual installments, with the first installment becoming vested on December 31, 2010, such that all shares of such Executive Restricted Stock are 100 percent vested as of December 31, 2012. No such shares shall be subject to performance criteria. Except as provided in this Agreement, the Executive Restricted Stock will be subject to SemGroup’s standard terms and conditions for Awards (as defined in the Plan) of Restricted Stock and any Award Agreement pursuant to which such Executive Restricted Stock is granted.

(d) Benefits. Executive shall, during the Employment Term, be eligible to participate in such insurance, medical and other employee benefit plans of the Company, which may be in effect, from time to time, to the extent such plans are generally available to other executive officers of the Company who are employed in the United States.

(e) Long-Term Incentive Program. Executive shall participate in any long-term incentive plan approved by the Board for employees of the Company.

(f) Vacations. Executive shall be entitled to four (4) weeks vacation per calendar year (prorated for any partial calendar year during the Employment Term), with pay. Executive agrees to utilize his vacation at such time or times as are (i) consistent with the proper performance of his duties and responsibilities hereunder and (ii) mutually convenient for the Company and Executive.

(g) Expenses. Subject to Section 20 below, Executive will be reimbursed for reasonable business expenses incurred in the performance of his duties and services hereunder and in furtherance of the business of the Company upon presentation by Executive of an itemized account, accompanied by appropriate receipts sufficient to meet the requirements for documentation of expenses required by the Code and satisfactory to SemManagement, in substantiation of such expenses. The Company shall only reimburse such expenses that are properly permitted as deductions, in whole or in part in accordance with the Code, and the Company shall maintain records for all such expenses as set forth in the Code and regulations promulgated thereunder.

(h) Tax and Financial Planning Assistance. Subject to Section 20 below, the Company will also reimburse Executive for annual income tax return preparation and financial planning up to $15,000 per year.

7. Change in Control. Upon a Change in Control (as defined in Section 10 below), the Executive Restricted Stock will vest and, to the extent applicable, all restrictions will lapse. For the avoidance of doubt, all of the other Awards made to Executive shall remain subject to the terms and conditions of the applicable Award Agreement(s) (as defined in the Plan) and shall only accelerate and/or be settled to the extent provided by such applicable Award Agreement(s).

8. Termination of Employment.

(a) Payments Upon Termination. In the event Executive’s employment with SemManagement terminates for any reason, Executive will be entitled to any (i) unpaid Base Salary accrued up to the effective date of termination; (ii) pay for accrued but unused vacation, in accordance with Company policy; (iii) benefits as contemplated under Section 6(d) above and provided under the terms of any employee benefit plans applicable to Executive; (iv) subject to Section 20 below, unreimbursed business expenses required to be reimbursed to Executive; and (v) rights to indemnification Executive may have under SemGroup’s Amended and Restated Certificate of Incorporation, Bylaws, this Agreement, any applicable policy of insurance, or separate indemnification agreement, as applicable.

(b) Termination Without Cause or Resignation for Good Reason. If Executive’s employment is terminated without Cause (as defined in Section 10 below) resulting in Executive’s Separation from Service (as defined in Section 10 below) or if Executive resigns for Good Reason (as defined in Section 10 below) resulting in Executive’s Separation from Service during the Employment Term, then, subject to Section 9 below and in addition to the amounts payable pursuant to Section 8(a) above, Executive will receive the following severance benefits:

(i) Severance Payments. Executive will receive, for a period of 24 months following the date of such Separation from Service (the “Severance Payment Period”), continued payments, which shall result in an aggregate severance payment in the amount of two times Executive’s Base Salary in effect immediately prior to such Separation from Service (less applicable withholding). Such amounts shall be paid in four (4) equal installments to be paid at six (6) month intervals over the 24 months following such termination (with an adjustment to the final payment to correct any rounding errors), beginning six (6) months following such Separation from Service. For purposes of Section 409A of the Code (“Section 409A”), each such payment shall be deemed a separate identified payment.

(ii) Executive Restricted Stock. In addition to any other acceleration which may be provided to Executive pursuant to the Plan or in any Award Agreement, 50 percent of the Executive Restricted Stock that would otherwise be unvested will vest and all restrictions applicable thereto will lapse; provided, however, that the Executive Restricted Stock shall be fully vested upon a termination of Executive’s employment by SemManagement without Cause or by the Executive for Good Reason, in either case, In Connection with a Change in Control (as defined in Section 10 below).

(c) Termination upon Death. If Executive’s employment is terminated on account of Executive’s death, SemManagement will pay to such third party or third parties as Executive may designate in writing or, in the absence of such designation, to the estate of Executive, any amount payable pursuant to Section 8(a) above. This Agreement in all other respects will terminate upon the death of Executive, and all rights of Executive and his heirs, testamentary executors and testamentary administrators regarding compensation and other benefits under this Agreement shall cease.

(d) Termination upon Disability. SemManagement will have the right to terminate Executive’s employment under this Agreement at any time upon the Disability (as defined in Section 10 below) of Executive during the Employment Term. If Executive’s employment is terminated because of Executive’s Disability, the Company will pay to Executive any amount payable pursuant to Section 8(a) above.

(e) Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated by him voluntarily without Good Reason or is terminated for Cause by SemManagement, then (i) all further vesting of Executive’s outstanding Awards will terminate immediately; and (ii) except as provided in Section 8(a) above, all payments of compensation by SemManagement to Executive hereunder will terminate immediately.

9. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 8(b) above will be subject to Executive signing and not revoking within 60 days from the date of his termination a release of claims agreement in substantially the form attached as Exhibit A hereto, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release of claims were executed as of the Effective Date. Notwithstanding anything contained herein to the contrary, no severance or other benefits will be paid or provided until the release of claims agreement becomes effective.

(b) Nondisparagement. During the Severance Payment Period, (i) Executive will not knowingly disparage, criticize, or otherwise make any derogatory public statements regarding the Company, the Board or any of its members and (ii) the Company will not knowingly disparage, criticize, or otherwise make any derogatory public statements regarding Executive. Executive’s receipt of any payments or benefits under Section 8(b) above will be subject to Executive’s continuing to comply with the terms of this Section 9(b) during the Severance Payment Period.

(c) Other Requirements. Executive’s receipt of any payments or benefits under Section 8(b) above will be subject to Executive’s continuing to comply with the terms of Sections 11(a), 11(b) and 11(c) below during the Severance Payment Period.

10. Definitions. In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms will have the following meanings when used in this Agreement:

(a) “Cause” means: (i) Executive has committed a willful serious act, such as embezzlement against the Company or other wrongful act intending to enrich himself at the expense of the Company or conviction of a felony, (ii) Executive has engaged in willful or wanton improper conduct that has caused demonstrable and serious injury, monetary or otherwise, to the Company, (iii) Executive, in carrying out his duties hereunder, has been guilty of willful gross neglect or willful gross misconduct, resulting in either case in material harm to the Company, or (iv) Executive has refused to carry out his duties in gross dereliction of duty and, after receiving written notice to such effect from the Chairman of the Board, Executive fails to cure the existing problem within 30 days.

(b) “Change in Control” shall have the same meaning attributable to such term in the Plan.

(c) “Code” means the Internal Revenue Code of 1986 or any successor law, and the regulations issued thereunder, in each case as amended.

(d) “Disability” means a physical or mental incapacity as a result of which Executive becomes unable to continue to perform fully his duties under this Agreement for 90 consecutive calendar days or for shorter periods aggregating 120 or more days in any 12-month period or upon the determination by a physician selected by SemManagement on account of Executive’s mental or physical incapacity that Executive will be unable to return to work and perform his duties on a full-time basis within 90 calendar days following the date of such determination.

(e) “Good Reason” means the occurrence of any of the following, without Executive’s express written consent: (i) a significant reduction of Executive’s responsibilities, relative to Executive’s responsibilities in effect immediately prior to such reduction, including a reduction in responsibilities by virtue of a Change in Control; (ii) a material reduction in the kind or level of welfare and/or retirement benefits relative to the benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company; or (iii) the failure of the Company to comply with SemManagement’s obligations and commitments under this Agreement, which failure is not cured within 30 days after written notice to SemManagement (which notice and opportunity to cure shall not be required if it is apparent that the Company lacks the ability or willingness to so comply). For the avoidance of doubt, the following shall not constitute “Good Reason” for purposes of this Agreement: (A) the failure of SemGroup’s stockholders to reelect Executive to the Board; (B) the notification and placement of Executive on administrative leave pending a potential determination by the Board that Executive may be terminated for Cause; or (C) notwithstanding Section 2(a), Executive remains as a senior executive officer of a division or subsidiary of a successor and/or acquirer, which division or subsidiary either contains substantially all of the Company’s business or is of a comparable size.

(g) “In Connection with a Change in Control” means, with respect to a termination of Executive’s employment with SemManagement, Executive’s employment is terminated involuntarily other than for Cause at any time during the period beginning three months prior to a Change in Control and ending on the date six months after the Change in Control.

(h) “Separation from Service” shall have the meaning attributable to such terms in Treasury Regulations issued under Section 409A.

11. Confidentiality and Other Covenants.

(a) Confidential Information. Executive hereby acknowledges that all trade secrets and confidential or proprietary information of the Company (the “Confidential Information”) constitute valuable, special and unique assets of the Company’s business and that access to and knowledge of such Confidential Information is essential to the performance of Executive’s duties hereunder. Executive agrees that both during the Employment Term and for a period of five years following the termination of Executive’s employment with SemManagement, Executive will hold the Confidential Information in strict confidence and will not publish, disseminate or otherwise disclose, directly or indirectly, to any person other than the Company and its officers, directors and employees, any Confidential Information or use any Confidential Information for Executive’s own personal benefit or the benefit of anyone other than the Company. For the avoidance of doubt, “Confidential Information” does not include information that is already in or subsequently enters the public domain, other than as a result of any direct or indirect action or inaction by Executive or any of his affiliates in violation of this Agreement nor information that is approved for public release by the Company.

(b) Non-Competition. During the Employment Term and for a period of eighteen (18) months thereafter (the “Noncompetition Period”), Executive shall not, directly or indirectly: (i) compete with the Company or engage in, own, operate, manage, have a proprietary interest in, extend financial or other assistance to, solicit, encourage, serve (as an advisor, consultant or other) or be employed by any third party (other than the Company), which is then engaged in a mid-stream energy or other business directly competitive with the Company’s business in those places where the Company is conducting competitive business on the date of termination of employment; or (ii) solicit or accept business from any third party which is a customer of the Company and with which the Company has substantial business dealings on the date hereof or during the Noncompetition Period if such solicitation or acceptance of business from the Company’s customer would result in a loss or reduction of business dealings by the Company with such customer. Nothing herein shall prevent Executive from owning up to one percent of the outstanding stock of any publicly traded entity, regardless of the business in which such entity might be engaged.

(c) Non-Solicitation. During the period of Executive’s employment and for a period of two (2) years thereafter, Executive shall not in any manner, directly or indirectly: (i) entice, encourage or influence, or attempt to entice, encourage or influence, anyone who is an employee of the Company at the time of such termination to quit or leave the employ of the Company; or (ii) solicit, induce or attempt to induce any third party who is a customer or supplier of the Company at the time of such termination to cease being a customer or supplier of the Company or divert or take away, or attempt to divert or take away, from the Company the business or patronage of such customers or suppliers.

(d) Ownership of Ideas. In addition to any other restrictions hereunder, Executive shall not furnish at any time during the Term to any other entity, person or persons any proposal or idea previously submitted to the Company or any of its Affiliates by Executive or developed by Executive during the Employment Term, whether or not such proposal or idea was adopted by or in any way utilized by the Company or any such Affiliates, except after compliance with the Company’s policy on conflicts of interest. Executive hereby grants and assigns the Company all rights (including, without limitation, any copyright or patent) in the results and proceeds of all of Executive’s services hereunder performed within the scope of Executive’s employment. All such services shall be subject in all respect to the reasonable supervision, control and direction of the Board.

(e) Disclosure of Ideas. Executive will disclose to the Company all ideas and business plans developed by him during the Employment Term which arise in connection with the services performed by him for the Company, and which relate to the business of the Company or its Affiliates, including without limitation any process, operation, or improvement which may be patentable or copyrightable. Executive agrees that such property will be the property of the Company and that he shall at the Company’s request and expense do whatever is necessary to secure the rights thereto by a patent, copyright or otherwise to the Company.

(f) Specific Performance. Executive acknowledges that SemManagement will have no adequate remedy at law if Executive breaches any of the provisions of this Section 11. In the event of such a breach, Executive agrees that SemManagement will have the right, in addition to any other rights it may have, to specific performance of this Section 11. If legal proceedings are commenced in connection with this section 11, the party that does not prevail in such proceedings shall pay the reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, disbursements and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings, arising out of or in connection with the claim under this Section 11.

12. Indemnification and D&O Insurance. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by SemGroup’s Amended and Restated Certificate of Incorporation and Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. The Company shall also maintain commercially reasonable directors’ and officers’ insurance covering Executive during the Employment Term in such amount and pursuant to such terms as is typical and customary for companies of similar size and nature as the Company.

13. Divisibility of Agreement. In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.

14. Notices. Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered, sent postage pre-paid by certified or registered mail, return receipt requested or via facsimile, as follows:

(a) If to Executive:

Norman J. Szydlowski

15700 Canterbury Chase

Milton, GA 30004

Facsimile: (678) 762-1320

(b) If to the Company:

SemManagement, L.L.C.

c/o SemGroup Corporation

Two Warren Place

6120 South Yale Avenue, Suite 700

Tulsa, OK 74136-4216

Facsimile: (918) 524-[    ]

Attn: Chairman of the Board

Any party may change his or its address for the sending of notice to such party by written notice to the other parties sent in accordance with the provisions hereof.

15. Complete Agreement. This Agreement contains the entire understanding of the parties with respect to the employment of Executive and supersedes all prior arrangements or understanding with respect thereto and all oral or written employment agreements or arrangements between the Company and Executive. This Agreement may not be altered or amended except in writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

16. Assignment. This Agreement is personal and non-assignable by Executive.

17. Representations and Warranties.

(a) Authority. Each party hereto has full power and authority to execute, deliver, and perform this Agreement. This Agreement has been duly executed and delivered by each party and constitutes a valid and legally binding obligation, enforceable in accordance with the terms hereof, except to the extent such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(b) No Default. The execution, delivery, and performance by each party of this Agreement does not and will not conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or require any consent, approval, authorization or waiver of, or notice to, any party to, any contract, agreement, or other instrument or obligation to which the respective party is a party or by which the respective party or any of his/its properties may be bound.

(c) Proceedings. There are no proceedings, actions, claims, suits, or investigations, pending or, to the knowledge of Executive, threatened against or involving Executive. There are no proceedings, actions, claims, suits, or investigations, pending or, to the knowledge of the parties hereto, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated herein.

18. Legal Fees Related to this Agreement. SemManagement will pay the reasonable legal fees of a counsel of Executive’s choice up to a maximum of $10,000, which are incurred by Executive through the date of the execution of this Agreement in connection with Executive’s evaluation of this Agreement and employment arrangement with SemManagement.

19. Section 409A. If Executive is a “specified employee” as defined in Section 409A and any payment or distribution under this Agreement that would constitute an item of deferred compensation subject to Section 409A becomes payable as a result of Executive’s termination of employment, then Executive shall not be entitled to such payment or distribution until the earlier of (a) the expiration of the six month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. For purposes of this Agreement, each amount to be paid or benefit to be provided under the Agreement shall be construed as a separate identified payment for purposes of Section 409A. Further, the parties intend that all payments and distributions and benefits provided under this Agreement that constitute deferred compensation under Section 409A be made in a manner that is either compliant with or excepted from Section 409A. Accordingly, this Agreement shall be construed and administered to the fullest extent possible in accordance with such intent.

20. Reimbursement or Payment of Expenses. Notwithstanding any other provision of this Agreement, in no event shall any expense incurred by, on behalf or for the benefit of Executive be reimbursed or paid later than the end of the calendar year following the calendar year in which that expense was incurred, and the amounts reimbursed or paid in any one calendar year shall not affect the amounts reimbursable or payable in any other calendar year. Executive’s right to receive such reimbursements or benefit from such payments may not be exchanged or liquidated for any other benefit.

21. Governing Law. This Agreement will be governed by the laws of the state of Delaware, without regard for choice of law provisions of any state or other jurisdiction.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement in multiple counterparts as of the day and year first above written.

SEMMANAGEMENT, L.L.C.

By:	SEMGROUP CORPORATION,
Sole Member and Manager

By:	/s/ John F. Chlebowski
John F. Chlebowski,
Chairman of the Board

SEMGROUP CORPORATION

By:	/s/ John F. Chlebowski
John F. Chlebowski,
Chairman of the Board

EXECUTIVE

/s/ Norman J. Szydlowski
Norman J. Szydlowski

EXHIBIT A

SEMGROUP CORPORATION

AGREEMENT, WAIVER AND RELEASE

This agreement, waiver and release (“Agreement”), made as of the      day of             , 200      (the “Effective Date”), is made by and among SemManagement, L.L.C., SemGroup Corporation (SemManagement, L.L.C. and SemGroup Corporation, collectively with successors thereto, the “Company”) and Norman J. Szydlowski (“Executive”).

WHEREAS, Executive and the Company have entered into that certain employment agreement relating to Executive’s employment as President and Chief Executive Officer of the Company, as the same may be amended from time to time (“Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, under certain specified conditions, Executive is entitled to various severance payments and benefits upon a termination of employment, conditioned upon, among other things, Executive’s execution and delivery to the Company of a claims agreement releasing the Company from certain claims;

NOW, THEREFORE, in consideration for receiving benefits and severance payments under the Employment Agreement and in consideration of the representations, covenants and mutual promises set forth in this Agreement, the parties agree as follows:

1. Release. Executive, and Executive’s heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Agreement that arose out of or were related to Executive’s employment with the Company or Executive’s termination of employment with the Company including, but not limited to, claims or demands related to wages, salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation or equity or thing of value whatsoever; claims pursuant to under Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. § 1981; 42 U.S.C. § 1983; 42 U.S.C. § 1985; 42 U.S.C. § 1986; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); the National Labor Relations Act, as amended, 29 U.S.C. § 160, et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), 29 U.S.C. § 1001, et seq.; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C.§ 621, et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C.§ 2601 et seq.; the Equal Pay Act; the Rehabilitation Act of 1973; the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions; the Oklahoma Anti-

Discrimination Act, Okla. Stat., tit. 25, §§ 1101, et seq., and any claims for wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, discrimination, harassment, defamation, infliction of emotional distress, termination in violation of public policy, retaliation, including workers’ compensation retaliation under state statutes, tort law; contract law; wrongful discharge; discrimination; fraud; libel; slander; defamation; harassment; emotional distress; breach of the implied covenant of good faith and fair dealing; or claims for whistle-blowing, or other claims arising under any local, state or federal regulation, statute or common law. This Release does not apply to the payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to Executive under the terms of a Company sponsored retirement or savings plan or welfare plan providing medical benefits, except that Executive hereby releases and waives any claims that his termination was to avoid payment of such benefits or payments, and that, as a result of his termination, he is entitled to additional benefits or payments. Additionally, this Release does not apply to any payments or other amounts due Executive pursuant to the Employment Agreement or to the indemnification provided pursuant to the Employment Agreement. This Release does not apply to any claim or rights which might arise out of the actions of the Company after the date Executive signs this Agreement.

2. No Inducement. Executive agrees that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that Executive is entering into this Agreement without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Agreement.

3. Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Executive files a claim against the Company with respect to a claim released by Executive herein (other than a proceeding before the EEOC), the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and severance payments under the Employment Agreement until such claim is withdrawn by Executive.

4. Advice of Counsel; Time to Consider; Revocation. Executive acknowledges the following:

(a) Executive has read this Agreement and understands its legal and binding effect. Executive is acting voluntarily and of Executive’s own free will in executing this Agreement.

(b) Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Agreement.

(c) Executive was given at least 21 days to consider the terms of this Agreement before signing it.

(d) Executive acknowledges that the severance payments and benefits under the Employment Agreement is consideration that Executive is not otherwise entitled to under any company plan, program or prior agreement.

(e) Executive has carefully read the contents of this Agreement and understands its contents. Executive acknowledges that he is executing this Agreement voluntarily, knowingly and without any duress or coercion.

Executive understands that, if Executive signs this Agreement, Executive may revoke it within seven days after signing it by delivering written notification of intent to revoke within that seven day period. Executive understands that this Agreement will not be effective until after the seven-day period has expired. If Executive revokes this Agreement, Executive will repay any severance payment or benefits previously paid to Executive.

5. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Agreement. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.

6. Amendment. This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and Executive. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.

7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

8. Headings. The headings of this Agreement are not part of the provisions hereof and shall not have any force or effect.

9. Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

10. Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Oklahoma without regard to its choice of law principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.

NORMAN J. SZYDLOWSKI

SEMGROUP CORPORATION

By:

Title:

Date:

SEMMANAGEMENT, L.L.C.

By:

Title:

Date:

A C K N O W L E D G M E N T

I HEREBY ACKNOWLEDGE that SemGroup Corporation and SemMangement, L.L.C. (jointly, the “Company”), in accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, informed me in writing that:

(1) I should consult with an attorney before signing the Agreement, Waiver and Release (“Agreement”) that was provided to me.

(2) I may review the Agreement for a period of up to twenty-one (21) days prior to signing the Agreement. If I choose to take less than twenty-one (21) days to review the Agreement, I do so knowingly, willingly and on advice of counsel.

(3) For a period of seven (7) days following the signing of the Agreement, I may revoke the Agreement, and that the Agreement will not become effective or enforceable until the seven (7) day revocation period has elapsed.

(4) Any severance payments and benefits paid pursuant to the Agreement will be paid in accordance with the Employment Agreement but will not be paid to me until the seven-day revocation period has elapsed.

(5) The Company shall not accept my signed Agreement prior to the last day of my employment.

I HEREBY FURTHER ACKNOWLEDGE receipt of this Agreement, Waiver and Release on the      day of             , 20    .

WITNESS:

Norman J. Szydlowski